Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
October 28, 2008	Michael A. Carty at (812) 238-6264
3rd Quarter 2008 Results Reported by First Financial Corporation
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced the results of another solid quarter of performance. Total Assets increased by $89 million or 4.03% from the same period in 2007 with loan growth exceeding $62 million dollars or 4.35%. Deposits increased by $33 million or 2.22%.
Net interest income of $21.1 million for the quarter was the highest recorded in our history as our net interest margin increased 31 basis points to 4.20% from last year’s 3.89%. For the year our net interest income of $60 million is 7.62% higher than the previous year.
Although credit quality remains manageable with slight increases in delinquency and under performing ratios, net charge offs for the quarter and year increased by $511 thousand and $219 thousand, respectively. As a result, quarterly and year to date provisioning for loan losses increased by $640 thousand and $1.37 million, respectively.
Non-interest income for the quarter was $1.4 million. Earnings for the quarter were reduced by a $6.1 million impairment charge for “other than temporary impairment on securities” to record the securities at fair value as required by generally accepted accounting principles. Generally Accepted Accounting Principles require that securities deemed to be other than temporarily impaired be written down to fair value. Currently, fair values are particularly depressed due to illiquid market conditions. We do not intend to sell this security and realize a loss of this magnitude, but intend to hold the security for the foreseeable future and believe a majority of the value ultimately will be recovered. Excluding this charge, quarterly non-interest income would have been $7.5 million compared to $7.8 million in 2007. For the year, again excluding the $6.1 million fair value charge, non-interest income would have been $23.9 million as compared to $23.5 million.

Non-interest expense of $16.5 million for the quarter and $49.1 million for the year are 2.3% and 1.8% higher than that reported for 2007.
Net income for the quarter was $3.5 million or $0.27 per share. For the year-to-date period ended September 30, net income was $17.5 million or $1.34 per share. The impairment charge reduced net income by $3.7 million net of tax, or $0.28 per share.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation
For the Quarter Ending September 30, 2008
(Dollar amounts in thousands except per share data)

	09/30/08	09/30/07	Change	% Change

Year to Date Information:

Net Income	$17,595	$19,198	($1,603)	-8.35%
Earnings Per Average Share	$1.34	$1.45	($0.11)	-7.59%
Return on Assets	1.03%	1.17%	-0.14%	-11.97%
Return on Equity	8.11%	9.26%	-1.15%	-12.42%
Net Interest Margin	4.02%	3.89%	0.13%	3.34%
Net Interest Income	$60,020	$55,771	$4,249	7.62%
Non-Interest Income	$17,730	$23,511	($5,781)	-24.59%
Non-Interest Expense	$49,157	$48,294	$863	1.79%
Loan Loss Provision	$5,875	$4,505	$1,370	30.41%
Net Charge Offs	$5,386	$5,167	$219	4.24%
Efficiency Ratio	60.68%	55.78%	4.90%	8.79%

Quarter to Date Information:

Net Income	$3,502	$6,362	($2,860)	-44.95%
Earnings Per Average Share	$0.27	$0.48	($0.21)	-43.75%
Return on Assets	0.61%	1.16%	-0.55%	-47.41%
Return on Equity	4.94%	9.28%	-4.34%	-46.77%
Net Interest Margin	4.20%	3.89%	0.31%	7.97%
Net Interest Income	$21,104	$18,749	$2,355	12.56%
Non-Interest Income	$1,440	$7,835	($6,395)	-81.62%
Non-Interest Expense	$16,503	$16,128	$375	2.33%
Loan Loss Provision	$2,215	$1,575	$640	40.63%
Net Charge Offs	$1,928	$1,417	$511	36.06%
Efficiency Ratio	69.70%	58.19%	11.51%	19.78%

Balance Sheet:

Assets	$2,305,735	$2,216,506	$89,229	4.03%
Deposits	$1,529,212	$1,495,941	$33,271	2.22%
Loans	$1,490,763	$1,428,577	$62,186	4.35%
Shareholders’ Equity	$279,655	$278,408	$1,247	0.45%
Book Value Per Share	$21.35	$21.24	$0.11	0.52%
Average Assets	2,277,023	2,188,845	$88,178	4.03%